Exhibit 99.1

News Announcement

CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING REPORTS FIRST QUARTER DILUTED EPS OF $0.46

- First Quarter EBITDA of $161.8 Million -

Wyomissing, Penn., (April 24, 2008) – Penn National Gaming, Inc. (PENN: Nasdaq) today reported first quarter operating results for the period ended March 31, 2008, as summarized below.

Summary of First Quarter Results

	Three Months Ended
	March 31,
(in millions, except per share data)	2008	2007
Net revenues	$613.5	$596.3
EBITDA (1)	161.8	167.7
Less depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, charge for stock compensation and other expenses	(121.1)	(124.8)
Net income	$40.7	$42.9

Diluted earnings per share	$0.46	$0.49

(1)

EBITDA is income from operations, excluding charges for stock compensation, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of earnings from joint venture. A reconciliation of net income per accounting principles generally accepted in the United States of America (“GAAP”) to EBITDA, as well as income from operations per GAAP to EBITDA, is included in the accompanying financial schedules.

Review of First Quarter 2008 Results vs. First Quarter 2007 Results

	Three Months Ended
	March 31,
	2008	2007
Diluted earnings per share	$0.46	$0.49
Currency translation gain	(0.01)	—
Diluted earnings per share before currency translation gain	$0.45	$0.49

Commenting on the results, Peter M. Carlino, Chairman and Chief Executive Officer of Penn National Gaming said, “In light of the monthly reports from gaming jurisdictions, it’s no surprise that regional and major market gaming operators faced a challenging environment in the first quarter of 2008. Penn National’s first quarter operating results reflect the current economic conditions as well as approximately $4.9 million in pre-tax, pre-opening expenses, or $0.04 per

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diluted share, related to Hollywood Casino at Penn National Race Course and the soon-to-be-opened Hollywood Slots Hotel and Raceway in Bangor. In addition to the pre-opening charges, first quarter EBITDA was impacted by recently enacted smoking bans in Illinois and Colorado, and continued competitive pressures at our Alton and Joliet facilities. Quarterly results benefited from the initial, partial quarter contribution from Hollywood Casino at Penn National Race Course, improving results at Argosy Casino Riverside related to last year’s hotel opening and the April 2007 acquisition of Black Gold Casino at Zia Park which is fully integrated into our operations. Contributions from Zia Park continue to pace ahead of our expectations and prior year levels, and the transaction extends our long-term track record of completing successful acquisitions.

“During the first quarter of 2008, we reached an important Company milestone as we opened Hollywood Casino at Penn National Race Course on time, on budget and to great acclaim from patrons, the industry and the media. We invested approximately $260 million to bring this state-of-the-art integrated racing and gaming facility to central Pennsylvania. The finished product features 2,020 slot machines, a five story garage, an innovative, multi-media Hollywood design theme and bars and restaurants ranging from casual dining to higher-end fare. A specialty restaurant is expected to open during the third quarter to give patrons even more dining options. On the top floor of the five-story casino complex are banquet rooms with panoramic views of the racetrack, which features exciting year-round thoroughbred racing and simulcast wagering. Since opening, Hollywood Casino at Penn National Race Course has quickly emerged as one of the premier entertainment attractions in the state of Pennsylvania, with strong and growing visitation. We are very pleased with the facility’s financial performance to date with win-per-day-per-device averaging approximately $262 since opening in February. We are in the process of fine-tuning the slot floor mix, player marketing efforts and food and beverage and entertainment offerings. The facility offers the latest games from major equipment suppliers and has capacity for 1,000 additional gaming devices, and we plan to add 300 additional slots at the facility in the near-term.

“In addition to opening Hollywood Casino at Penn National Race Course, during the first quarter of 2008 we continued to advance our long-term strategies to grow and expand through the development and/or acquisition of gaming and racing facilities and the effective integration of acquired assets. With the unanimous endorsement of the Sumner County Commissioners for our proposed destination resort in Wellington, Kansas, we continue to work closely with the Kansas Lottery Commission to be considered as a Lottery Gaming Facility Manager for a proposed Hollywood Casino Resort. The Kansas Lottery Gaming Facility Review Board is in the process of determining which proposal is in the best interest of the state and a final selection is scheduled for the end of August 2008.

“Penn National is also working closely with the Kansas Lottery Commission in seeking a second lottery gaming facility management license for its proposed Hollywood Casino Resort in Cherokee County, Kansas. We have received an exclusive endorsement from our host community with whom we have executed a pre-development agreement and we are also currently negotiating a management agreement with the Kansas Lottery Commission. We believe our proven track record of converting

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green field development opportunities into high-quality gaming destinations that create jobs, tax revenues and other sustainable economic benefits for the state and local communities will be important considerations for the Kansas Lottery Commission as this process advances. The pursuit of the Kansas opportunities is subject to approval from PNG Acquisition Company Inc. pursuant to the merger agreement, dated June 15, 2007.

“During the first quarter we advanced three near-term development opportunities – all of which remain on schedule – that will establish a new gaming facility as well as enhance our existing asset base. First, we are in the final stages of the construction of Hollywood Slots Hotel and Raceway in Bangor. Second, we are in the process of adding 1,450 parking spaces to our Lawrenceburg facility. Finally, we are continuing construction of a new 153-room hotel at Charles Town Races & Slots. Penn National also plans to invest $50 million to improve the competitive position of the Empress Casino Joliet following the decision from the Illinois Gaming Board to allow us to retain this facility. We are in the design phase for these improvements and expect to begin facility enhancement capital expenditures at this property in late 2008.

“Throughout the remainder of 2008, Penn National expects to make further progress on its longer-term diversified project pipeline including ongoing construction of the new Argosy Casino Lawrenceburg riverboat, which will feature an additional 1,600 gaming positions, enhanced amenities and a floor layout that will better facilitate customer flow. We are also pursuing a means to enter Atlantic City as we believe our long-term track record of property development can play an important role in the further revitalization of this market. In this regard, Penn National has submitted a proposal for Bader Field to the Atlantic City Council and has secured an option to purchase a 23-acre parcel along the Route 30 corridor that could be developed into a resort hotel casino subject to appropriate rezoning to allow casino development.

“Finally, Penn National, along with certain affiliates of Fortress Investment Group and Centerbridge Partners, are working to obtain the necessary regulatory approvals in connection with our agreement to be acquired by PNG Acquisition Company Inc., an entity owned by certain funds managed by affiliates of Fortress Investment Group LLC and Centerbridge Partners, L.P. for $67.00 in cash per share. We look forward to benefiting from continued progress with our development and expansion pipeline as well as from our broad portfolio of regional gaming destinations led by proven local property management.”

Financial Guidance

Following shareholder approval of the Company’s agreement with PNG Acquisition Company Inc., Penn National Gaming has elected to discontinue providing financial guidance.

The Transaction

On June 15, 2007, Penn National Gaming announced that it had entered into a definitive agreement to be acquired by certain funds managed by PNG Acquisition Company Inc., an entity owned by

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affiliates of Fortress Investment Group LLC (FIG: NYSE)  (“Fortress”) and Centerbridge Partners, L.P. (“Centerbridge”). Under the terms of the merger agreement, if the merger is completed by June 15, 2008, the Company’s shareholders will be entitled to receive $67.00 in cash, without interest, for each share of Company common stock they own. If the merger is not completed by June 15, 2008, the $67.00 per share merger consideration will be increased $0.0149 per day. In connection with the proposed merger, Penn National Gaming filed a definitive proxy statement and other documents with the Securities and Exchange Commission that include additional information on the transaction (see About the Transaction at the end of this news announcement).

Penn National Gaming is seeking to complete the merger in the second quarter of 2008. The timing of the closing is subject to obtaining certain regulatory approvals and satisfying other customary closing conditions. At a special meeting of shareholders held on December 12, 2007, Penn National Gaming shareholders approved the merger agreement. Also, in December 2007, the applicable waiting period under the Hart-Scott-Rodino Act expired without Fortress, Centerbridge or the Company receiving a second request for information. The table below summarizes the status of other regulatory approvals required to complete the transaction:

Regulatory Body	Status
Ohio State Racing Commission	11/07: Approved the merger,
New Jersey Racing Commission	2/08: Approved the merger, subject to several customary conditions
West Virginia Lottery Commission	3/08: Approved the merger
West Virginia Racing Commission	Review pending
New Mexico Gaming Control Board	4/08: Approved the merger, subject to several customary conditions
New Mexico Racing Commission	4/08: Approved the merger
Pennsylvania State Horse Racing Commission	4/08: Approved the merger, subject to the completion of the suitability investigation being conducted by the Pennsylvania Gaming Control Board
Pennsylvania Gaming Control Board	Review Pending
Mississippi Gaming Commission	4/08: Approved the merger
Colorado Limited Gaming Control Commission	No approval of the transaction required prior to closing
Maine Gambling Control Board	No approval of the transaction required prior to closing
Maine Harness Racing Commission	Review Pending
Alcohol and Gaming Commission of Ontario	No approval of the transaction required prior to closing
Indiana Gaming Commission	Review Pending
Illinois Gaming Board	Review Pending
Iowa Racing and Gaming Commission	Review Pending
Missouri Gaming Commission	Review Pending
Louisiana Gaming Control Board	Review Pending
Florida Department of Business and Professional Regulation — Division of Pari-Mutuel Wagering	No approval of the transaction required prior to closing; however, prior approval of the financial aspects of the transaction is required and is pending

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PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information – Operations

(in thousands) (unaudited)

	NET REVENUES		EBITDA (1)
	Three Months Ended March 31,		Three Months Ended March 31,
	2008	2007	2008	2007
Charles Town Entertainment Complex	$122,512	$119,596	$35,401	$36,785
Argosy Casino Lawrenceburg	118,244	121,858	39,272	41,706
Hollywood Casino Aurora	53,626	64,500	16,058	20,671
Empress Casino Hotel	44,644	59,613	9,547	13,246
Argosy Casino Riverside	46,801	41,715	16,163	13,066
Hollywood Casino Baton Rouge	34,766	34,881	14,243	14,631
Argosy Casino Alton	22,697	30,863	5,147	8,790
Hollywood Casino Tunica	24,562	26,596	6,353	6,808
Hollywood Casino Bay St. Louis	25,441	23,484	5,439	4,426
Argosy Casino Sioux City	14,271	14,117	4,852	4,629
Boomtown Biloxi	20,648	24,067	6,815	8,082
Hollywood Slots at Bangor	10,700	10,976	2,924	3,109
Bullwhackers	5,744	7,131	58	785
Black Gold Casino at Zia Park (2)	21,915	—	8,375	—
Casino Rama management service contract	3,985	3,474	3,595	3,188
Hollywood Casino at Penn National Race Course (3)	39,449	11,854	1,595	(428)
Raceway Park	1,587	1,533	(213)	(178)
Sanford-Orlando Kennel Club (4)	1,902	—	138	—
Earnings from Pennwood Racing, Inc.	—	—	(759)	40
Corporate overhead	—	—	(13,154)	(11,657)
Total	$613,494	$596,258	$161,849	$167,699

(1)

EBITDA is income from operations, excluding charges for stock compensation, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of earnings from joint venture. A reconciliation of net income per accounting principles generally accepted in the United States of America (“GAAP”) to EBITDA, as well as income from operations per GAAP to EBITDA, is included in the accompanying financial schedules.

(2)	Reflects results since the April 16, 2007 acquisition effective date.

(3)

Hollywood Casino at Penn National Race Course includes the results of our Pennsylvania casino that opened on February 12, 2008, as well as the Penn National Race Course and four off-track wagering facilities.

(4)	Reflects results since the October 17, 2007 acquisition effective date.

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Reconciliation of EBITDA to Net Income (GAAP)

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

	Three Months Ended
	March 31,
	2008	2007
EBITDA	$161,849	$167,699
Loss (earnings) from joint venture	759	(40)
Depreciation and amortization	(39,792)	(35,358)
Charge for stock compensation	(4,145)	(6,598)
Loss on disposals	(112)	(923)
Income from operations	$118,559	$124,780
Interest expense	(47,215)	(48,347)
Interest income	683	876
(Loss) earnings from joint venture	(759)	40
Other	1,458	(228)
Taxes on income	(31,990)	(34,180)
Net income	$40,736	$42,941

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Reconciliation of Income from Operations (GAAP) to EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information Including Corporate Overhead

(in thousands) (unaudited)

Three Months Ended March 31, 2008

					Loss
	Income (loss)	Charge for	Depreciation	(Gain) loss	from
	from	stock	and	on disposal of	joint
	operations	compensation	amortization	assets	venture	EBITDA
Charles Town Entertainment Complex	$29,645	$—	$5,756	$—	$—	$35,401
Argosy Casino Lawrenceburg	34,889	—	4,354	29	—	39,272
Hollywood Casino Aurora	14,072	—	1,986	—	—	16,058
Empress Casino Hotel	6,380	—	3,211	(44)	—	9,547
Argosy Casino Riverside	12,353	—	3,810	—	—	16,163
Hollywood Casino Baton Rouge	11,986	—	2,257	—	—	14,243
Argosy Casino Alton	3,607	—	1,520	20	—	5,147
Hollywood Casino Tunica	4,556	—	1,799	(2)	—	6,353
Hollywood Casino Bay St. Louis	2,161	—	3,256	22	—	5,439
Argosy Casino Sioux City	3,736	—	1,116	—	—	4,852
Boomtown Biloxi	4,090	—	2,658	67	—	6,815
Hollywood Slots at Bangor	1,774	—	1,150	—	—	2,924
Bullwhackers	(459)	—	517	—	—	58
Black Gold Casino at Zia Park (1)	7,129	—	1,246	—	—	8,375
Casino Rama management service contract	3,595	—	—	—	—	3,595
Hollywood Casino at Penn National Race Course (2)	(1,379)	—	2,970	4	—	1,595
Raceway Park	(303)	—	90	—	—	(213)
Sanford-Orlando Kennel Club (3)	91	—	47	—	—	138
Earnings from Pennwood Racing, Inc.	—	—	—	—	(759)	(759)
Corporate overhead	(19,364)	4,145	2,049	16	—	(13,154)
Total	$118,559	$4,145	$39,792	$112	$(759)	$161,849

Three Months Ended March 31, 2007

					Earnings
	Income (loss)	Charge for	Depreciation	(Gain) loss	from
	from	stock	and	on disposal of	joint
	operations	compensation	amortization	assets	venture	EBITDA
Charles Town Entertainment Complex	$30,723	$—	$6,062	$—	$—	$36,785
Argosy Casino Lawrenceburg	37,414	—	4,292	—	—	41,706
Hollywood Casino Aurora	18,332	—	2,339	—	—	20,671
Empress Casino Hotel	10,601	—	3,032	(387)	—	13,246
Argosy Casino Riverside	10,007	—	3,133	(74)	—	13,066
Hollywood Casino Baton Rouge	12,587	—	2,056	(12)	—	14,631
Argosy Casino Alton	6,756	—	2,033	1	—	8,790
Hollywood Casino Tunica	5,004	—	1,824	(20)	—	6,808
Hollywood Casino Bay St. Louis	1,239	—	3,150	37	—	4,426
Argosy Casino Sioux City	3,522	—	1,107	—	—	4,629
Boomtown Biloxi	5,558	—	2,524		—	8,082
Hollywood Slots at Bangor	2,058	—	1,051	—	—	3,109
Bullwhackers	136	—	631	18	—	785
Casino Rama management service contract	3,188	—	—	—	—	3,188
Hollywood Casino at Penn National Race Course (2)	(2,115)	—	367	1,320	—	(428)
Raceway Park	(247)	—	71	(2)	—	(178)
Earnings from Pennwood Racing, Inc.	—	—	—	—	40	40
Corporate overhead	(19,983)	6,598	1,686	42	—	(11,657)
Total	$124,780	$6,598	$35,358	$923	$40	$167,699

(1)	Reflects results since the April 16, 2007 acquisition effective date.

(2)

Hollywood Casino at Penn National Race Course includes the results of our Pennsylvania casino that opened on February 12, 2008, as well as the Penn National Race Course and four off-track wagering facilities.

(3)	Reflects results since the October 17, 2007 acquisition effective date.

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PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Consolidated Statements of Income
(in thousands, except per share data) (unaudited)

	Three Months Ended March 31,
	2008	2007
Revenues
Gaming	$560,636	$549,093
Management service fee	3,985	3,474
Food, beverage and other	81,525	73,770

Gross revenues	646,146	626,337
Less promotional allowances	(32,652)	(30,079)
Net revenues	613,494	596,258

Operating expenses
Gaming	293,247	284,291
Food, beverage and other	64,004	58,330
General and administrative	97,892	93,499
Depreciation and amortization	39,792	35,358
Total operating expenses	494,935	471,478
Income from operations	118,559	124,780

Other income (expenses)
Interest expense	(47,215)	(48,347)
Interest income	683	876
(Loss) earnings from joint venture	(759)	40
Other	1,458	(228)
Total other expenses	(45,833)	(47,659)

Income from operations before income taxes	72,726	77,121
Taxes on income	31,990	34,180
Net income	$40,736	$42,941

Basic earnings per share	$0.47	$0.51
Diluted earnings per share	$0.46	$0.49

Weighted average shares outstanding

Basic	86,523	84,890
Diluted	88,809	87,472

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Black Gold Casino at Zia Park - Results for the Three Months Ended March 31, 2008 and 2007

On April 16, 2007, pursuant to the Asset Purchase Agreement dated November 7, 2006 among Zia Partners, LLC (“Zia”) and Zia Park LLC, a wholly-owned subsidiary of Penn National Gaming (the “Buyer”) and (solely with respect to specified sections thereof which relate to our guarantee of the Buyer’s payment and performance), Penn National Gaming, the Buyer completed the acquisition of Black Gold Casino at Zia Park and all related assets of Zia for a purchase price of $200 million in cash, subject to a working capital adjustment and certain other adjustments, as well as the assumption of specified liabilities of Zia.

The tables below summarize the operating performance of Black Gold Casino at Zia Park during the three month period ended March 31, 2008 and 2007. Although Penn National Gaming did not own Black Gold Casino at Zia Park during the three month period ended March 31, 2007, the Company believes that this data is useful to investors in considering the value this transaction brings to Penn National.

	NET REVENUES		EBITDA (1)
	(in thousands)		(in thousands)
	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended
	March 31, 2008	March 31, 2007	March 31, 2008	March 31, 2007
Black Gold Casino at Zia Park	$21,915	$19,435	$8,375	$7,632

(1)          EBITDA is income from operations, excluding charges for stock compensation, depreciation and amortization, and is inclusive of earnings from joint venture. A reconciliation of net income per accounting principles generally accepted in the United States of America (“GAAP”) to EBITDA, as well as income from continuing operations per GAAP to EBITDA, is included in the accompanying financial schedules.

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BLACK GOLD CASINO AT ZIA PARK

Property Information

(in thousands) (unaudited)

Three Months Ended March 31, 2007

Reconciliation of Income from Operations (GAAP) to EBITDA

	Income	Depreciation
	from	and
	operations	amortization	EBITDA (1)
Black Gold Casino at Zia Park	$6,743	$889	$7,632

(1)          EBITDA is income from operations, excluding charges for stock compensation, depreciation and amortization, and is inclusive of earnings from joint venture. A reconciliation of net income per accounting principles generally accepted in the United States of America (“GAAP”) to EBITDA, as well as income from continuing operations per GAAP to EBITDA is included in the accompanying financial schedules.

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Reconciliation of Non-GAAP Measures to GAAP

EBITDA, or earnings before interest, taxes, charges for stock compensation, depreciation and amortization, and gain or loss on disposal of assets, and inclusive of earnings from joint venture, is not a measure of performance or liquidity calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). EBITDA information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry. In addition, management uses EBITDA as the primary measure of the operating performance of its properties, including the evaluation of operating personnel. EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure of performance determined in accordance with GAAP. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA. It should also be noted that other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company. EBITDA is presented as a supplemental disclosure, as management believes that it is a principal basis for the valuation of gaming companies, as this measure is considered by many to be a better indicator of the Company’s operating results than diluted net income per share per GAAP. A reconciliation of the Company’s EBITDA to net income per GAAP, as well as the Company’s EBITDA to income from operations per GAAP, is included in the accompanying financial schedules.

A reconciliation of each property’s EBITDA to income from operations is included in the financial schedules herein. On a property level, EBITDA is reconciled to income from operations per GAAP, rather than net income per GAAP due to, among other things, the impracticability of allocating interest expense, interest income, income taxes and certain other items to the Company’s various properties on a property-by-property basis. Management believes that this presentation is more meaningful to investors in evaluating the performance of the Company’s individual properties and is consistent with the reporting of other gaming companies.

About Penn National Gaming

Penn National Gaming owns and operates gaming and racing facilities with a focus on slot machine entertainment. The Company presently operates nineteen facilities in fifteen jurisdictions, including Colorado, Florida, Illinois, Indiana, Iowa, Louisiana, Maine, Mississippi, Missouri, New Jersey, New Mexico, Ohio, Pennsylvania, West Virginia, and Ontario. In aggregate, Penn National’s operated facilities feature over 25,000 slot machines, approximately 400 table games, over 1,730 hotel rooms and more than 900,000 square feet of gaming floor space.

On June 15, 2007, the Company announced that it had entered into a definitive agreement to be acquired by PNG Acquisition Company Inc., an entity owned by certain funds managed by affiliates of Fortress Investment Group LLC (FIG: NYSE) and Centerbridge Partners, L.P. whereby Penn National Gaming shareholders will receive $67.00 in cash for each share of Company common stock they own. If the merger is not consummated by June 15, 2008, the per share merger consideration will be increased by $0.0149 per day. Penn National Gaming, Inc. is seeking to complete the merger in the second quarter of 2008. The timing of the closing is subject to obtaining certain regulatory approvals and satisfying other customary closing conditions.

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About the Transaction

In connection with the proposed merger, Penn National Gaming filed a Definitive Proxy Statement and other documents with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the Definitive Proxy Statement and other documents filed by Penn National Gaming, Inc. at the SEC’s Web site at http://www.sec.gov.

The Definitive Proxy Statement and other such documents may also be obtained for free by directing such request to Penn National Gaming, Inc. Investor Relations, 825 Berkshire Boulevard, Wyomissing, PA 19610 or on the company’s website at www.pngaming.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary materially from expectations. Penn National Gaming describes certain of these risks and uncertainties in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007. Meaningful factors which could cause actual results to differ from expectations described in this press release include, but are not limited to, the passage of state, federal or local legislation that would expand, restrict, further tax or prevent gaming operations in or adjacent to the jurisdictions in which we do business; increases in the effective rate of taxation at any of our properties or at the corporate level; the activities of our competitors; successful completion of the various capital projects at our gaming and pari-mutuel facilities; construction factors, including delays, increased cost for labor and materials; the existence of attractive acquisition candidates, the costs and risks involved in the pursuit of those acquisitions, and our ability to integrate those acquisitions; our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for new businesses; our dependence on key personnel; the availability and cost of financing; the maintenance of agreements with our horsemen, pari-mutuel clerks and other organized labor groups; the impact of terrorism and other international hostilities; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement with Fortress and Centerbridge; the outcome of any legal proceedings that have been or may be instituted against Penn National Gaming related to the merger agreement; the inability to complete the merger due to the failure to satisfy other conditions to completion of the merger, including the receipt of all regulatory approvals related to the merger; risks that the proposed merger disrupts current plans and operations and the potential difficulties in key employee retention as a result of the pendency of the merger; the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming and lodging industries in particular; Fortress and Centerbridge’s access to available and reasonable financing on a timely basis; and, changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies. Penn National Gaming does not intend to update publicly any forward-looking statements except as required by law. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

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